                                                PAPER A: APPENDIX 2

                                          Transparency and Accountability

Transparency and Accountability

Transparency is the basis of an accountable, democratic government. To participate effectively in a democratic process, citizens must be able to see fully and clearly what their government is doing.
Transparent communication with citizens involves not just making information available, but also ensuring its integrity and clarity. Because governments often deal with issues that are by nature complicated, a commitment to transparency is both important and challenging.

Accountability involves setting out expectations about the outcomes to be achieved; monitoring and reporting publicly on progress; using that information to improve performance; and working to achieve results and taking responsibility for them. Accountability relationships exist between governments and the electorate; between politicians and the public service; between managers and staff; and between service funders, providers and their clients. For taxpayers, accountability works to ensure that tax dollars are spent on achieving key results as efficiently as possible.

The government established a new emphasis on transparency and accountability and has made progress over the past year.

o    The Fiscal Transparency and Accountability Act, 2004 (FTAA) sets new standards for how the government plans to allocate resources, and how and when it reports to the people on the state of the Province's finances. In particular, the FTAA requires two new and different reports. A long-
     term analysis within two years of an election and a pre-election report before every general election will provide the public with the kind of information they need to participate more fully in policy debates.
o    In line with Public Sector Accounting Board (PSAB) standards of the Canadian Institute of
     Chartered Accountants, the Province's financial statements will incorporate the bottom-line financial results of hospitals, school boards and colleges beginning with the 2005-06 Public
     Accounts.
o    Modern Controllership, a training and development initiative that has been evolving over the last several years, requires managers and financial specialists across the Ontario Public Service to work in a co-ordinated way to prioritize, plan and meet operational goals.
o    A government-wide, results-based approach to planning has been developed to invest in the priorities of Ontario while still living within Ontario's means. Program results are integrated into planning and decision-making, and regular reports are made to the public on progress towards achieving their goals.
o    Legislation passed in 2004 gives the Provincial Auditor, now called the Auditor General, the authority to carry out value-for-money audits of organizations that deliver front-line services, including health care and education.

CONSOLIDATING HOSPITALS, SCHOOLS AND COLLEGES
In its 2004 Budget, the government announced it would expand its financial reporting to include hospitals, schools and colleges in its financial statements starting with the 2005-06 Public Accounts and the subsequent 2007 Ontario Budget, reflecting PSAB's new standard defining those organizations that should be included in the government's financial statements. With this change in its financial reporting, the bottom-line financial results of some 105 school boards and school authorities,
24 colleges and 152 hospitals will now be reflected in the Province's financial statements.  Up until now, the only information included in the Province's books with respect to these organizations was the funds transferred to them.  Now, their actual expenditures, investments and borrowings will be reflected on a bottom-line basis in the Province's financial statements. The Province will also provide additional information on the major assets, liabilities, revenues and expenses of these sectors in the schedules supporting the Province's financial statements.

Value-for-Money Audits
The Office of the Auditor General is an independent body that contributes to accountability in government. Auditors with professional accounting designations assess government programs and systems to help improve the government's delivery of programs and ensure that Ontario taxpayers receive value for money. The Auditor General's annual reports are a catalyst for action because they make recommendations to overcome identified problems and report the extent of commitment by management to take action. These public reports promote better accountability and governance.

As of April 1, 2005, the Auditor General possesses expanded powers to conduct value-for-money audits of institutions in the broader public sector. This new mandate includes school boards, universities, colleges, hospitals and all Crown-controlled corporations including Hydro One, Ontario
Power Generation and their subsidiaries. More public-sector organizations will be reviewed to ensure that Ontarians are getting value for the money they invest in their public services. The Auditor
General's reports are tabled in the legislature and made available to the public.

Value-for-money audits are motivated by two principal considerations:

o    whether money was spent with due regard for economy and efficiency; and
o    whether appropriate procedures are in place to measure and report on the effectiveness of the programs.

Value-for-money audits deal with the administration of programs and activities, including major information systems. It is not part of the Auditor General's mandate to measure, evaluate or report on the effectiveness of programs or to develop performance measures or standards. These functions are the responsibility of management. The Auditor General is responsible for reporting whether management has carried out these functions satisfactorily.

CONCLUSION
Democracy depends on a knowledgeable citizenry whose access to a range of information enables them to participate more fully in public life, to help determine priorities for public spending, and to hold their public officials accountable. By combining integrity and clarity of information with monitoring and reporting on progress to improve results, the government is committed to a fiscal policy that is transparent and accountable.

In implementing these changes in its financial reporting and auditing practices, the Province is improving the transparency and accountability of government in Ontario.